                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or 240.14a-12

                                 Metricom, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                 METRICOM, INC.
                             980 UNIVERSITY AVENUE
                        LOS GATOS, CALIFORNIA 95030-2375
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 26, 1998

TO THE STOCKHOLDERS OF METRICOM, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Metricom, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 26, 1998 at 9:00 a.m. local time at the Company's offices at 980 University Avenue, Los Gatos, California for the following purposes:

     1. To elect three directors to hold office until the 2001 Annual Meeting of Stockholders.

     2. To approve the Company's 1997 Equity Incentive Plan, as amended to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 400,000 shares.

     3. To approve the Company's 1991 Employee Stock Purchase Plan, as amended to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

     4. To approve the Company's 1993 Non-Employee Directors' Stock Option Plan, as amended to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 75,000 shares.

     5. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

     6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on May 15, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          WILLIAM D. SWAIN
                                          Secretary

Los Gatos, California
May 22, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 METRICOM, INC.
                             980 UNIVERSITY AVENUE
                        LOS GATOS, CALIFORNIA 95030-2375
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 26, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Metricom, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, June 26, 1998, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices at 980 University Avenue, Los Gatos, California. The Company intends to mail this proxy statement and accompanying proxy card on or about May 22, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on May 15, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 15, 1998 the Company had outstanding and entitled to vote 18,509,327 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office at 980 University Avenue, Los Gatos, California 95030-2375, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than January 22, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and By-laws provide that the Board of Directors will be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of seven members. There are three directors in the class whose term of office expires in 1998. Each of the nominees for election to this class is currently a director of the Company. Mr. Dilworth was previously elected by the stockholders. Mr. Derrickson was appointed by the Board of Directors in April 1998. Mr. Dreisbach was appointed by the Board of Directors in May 1998. If elected at the Annual Meeting, each of the nominees would serve until the 2001 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING

    ROBERT P. DILWORTH

     Robert P. Dilworth, 56, has served as a director since August 1987 and as Chairman of the Board since March 1997. Mr. Dilworth also served as President from September 1987 to March 1997 and as Chief Executive Officer from August 1987 to May 1998. Prior to joining the Company, he served as President of Zenith Data Systems Corp., a microcomputer manufacturer and a wholly-owned subsidiary of Zenith Electronics Corp., from May 1985 to November 1987. Mr. Dilworth is also a director of VLSI Technology, Inc. and Data Technology Corporation.

    RALPH DERRICKSON

     Ralph Derrickson, 39, has served as a director of the Company since April 1998. Mr. Derrickson has been a representative of Vulcan Northwest, Inc., a venture capital firm affiliated with Vulcan Ventures Incorporated, the Company's largest stockholder ("Vulcan"), since December 1996. Since June 1993, Mr. Derrickson has also served as Vice President of Product Development at Starwave Corporation, an internet technology company and creator and producer of online sports, news and entertainment services. From December 1989 to May 1993, Mr. Derrickson was with NeXT Computer Inc., a computer company, most recently as Director of NeXTEdge.

    TIMOTHY A. DREISBACH

     Timothy A. Dreisbach, 48, has served as President and Chief Executive Officer and a director of the Company since May 1998. From January 1997 through January 1998, Mr. Dreisbach served as President and Chief Executive Officer of Premenos Technology Corporation, an electronic commerce software company that merged with Harbinger Corp. in December 1997. From April 1992 to December 1996, Mr. Dreisbach served as Senior Vice President, North American Sales and Service for Boole & Babbage Inc., a systems management software company.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

    ROBERT S. CLINE

     Robert S. Cline, 60, has served as a director of the Company since January 1994. He currently serves as Chairman and Chief Executive Officer of Airborne Freight Corp., an air express company. Mr. Cline has been employed by Airborne Freight Corp. since 1968. In addition to Airborne Freight Corp., Mr. Cline is also a director of SAFECO Corp. and Seattle-First National Bank.

    JUSTIN L. JASCHKE

     Justin L. Jaschke, 40, has served as a director of the Company since June 1996. He currently serves as Chief Executive Officer and a Director of Verio Inc., an internet service provider. Prior to forming Verio, Mr. Jaschke served as Chief Operating Officer of Nextel Communications, a telecommunications company, following its merger with OneComm Corporation ("OneComm"), a telecommunications company, in July 1995. From April 1993 to July 1995, he served as OneComm's president and a member of its Board of Directors. From May 1990 to April 1993, he served as President and Chief Executive Officer of Bay Area Cellular Telephone Company, a provider of cellular service in the San Francisco Bay Area, and from November 1987 to May 1990, as Vice President of Corporate Development for PacTel Cellular, a telecommunications company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

    WILLIAM D. SAVOY

     William D. Savoy, 33, has served as a director of the Company since January 1998. Mr. Savoy has served as the President of Vulcan Northwest, Inc. since January 1990. Mr. Savoy is a director of c/net, Inc., Harbinger Corporation, Telescan, Inc., U.S. Satellite Broadcasting, Inc., Ticketmaster Group, Inc. and USA Network, Inc.

    DAVID E. LIDDLE

     David E. Liddle, Ph.D., 53, has served as a director of the Company since January 1998. Dr. Liddle served as Chief Executive Officer of Interval Research Corporation, a research and development company affiliated with Vulcan, since March 1992.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1997 the Board of Directors held eight meetings. The Board has an Audit Committee, a Compensation Committee and a Non-Officer Stock Option Administration Committee. The Board does not have a nominating committee or any committee that functions as a nominating committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent auditors to be retained, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During fiscal 1997, the Audit Committee was composed of two non-employee directors: Messrs. Jaschke and George Levert, a former director. It met once during such fiscal year. The Audit Committee is currently composed of two non-employee directors: Messrs. Jaschke and Savoy.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During fiscal 1997, the Compensation Committee was composed of two non-employee directors: Messrs. Cline and Cornelius C. Bond, Jr., a former director. It met four times during such fiscal year. The Compensation Committee is currently composed of two non-employee directors: Messrs. Cline and Liddle.

     The Non-Officer Stock Option Administration Committee administers the Company's stock option plans for non-officer employees only and makes stock option grants to such employees not in excess of 25,000 shares. All option grants in excess of this limit and all option grants to officers must be approved by the Compensation Committee. The Non-Officer Stock Option Administration Committee is composed of Mr. Dilworth, who is the Chief Executive Officer and Chairman of the Board of Directors of the Company.

     During the fiscal year ended December 31, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

               APPROVAL OF 1997 EQUITY INCENTIVE PLAN, AS AMENDED

     The Company's 1997 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors in March 1997 and approved by the stockholders in May 1997. As of March 31, 1998, there were 675,000 shares reserved for issuance under the Incentive Plan.

     As of March 31, 1998, options (net of cancelled or expired options) covering an aggregate of 237,500 shares had been granted under the Incentive Plan and only 437,500 shares (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of options) remained available for future grant under the Plan. In April 1998, the Board approved an amendment to the Incentive Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Incentive Plan from 675,000 shares to 1,075,000 shares. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Board.

     Stockholders are requested in this Proposal 2 to approve the Incentive Plan, as amended.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

     The essential features of the Incentive Plan, as amended, are outlined below:

GENERAL

     The Incentive Plan provides for the grant or issuance of incentive stock options, nonstatutory stock options, restricted stock purchase awards and stock bonuses (collectively, "Stock Awards") to employees, directors and consultants. Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards included in the Incentive Plan.

PURPOSE

     The Incentive Plan provides a means by which selected employees and directors of and consultants to the Company, and its affiliates, may be given an opportunity to purchase Common Stock of the Company. The Company, by means of the Incentive Plan, seeks to retain the services of persons who are now employees or directors of or consultants to the Company or its affiliates, to secure and retain the services of new employees, directors and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. Approximately 80% of the Company's approximately 260 employees are eligible to participate in the Incentive Plan.

ADMINISTRATION

     The Incentive Plan is administered by the Board unless and until the Board delegates administration to a committee composed of one or more Board members, all of the members of which committee may be non-employee directors (as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and may also be, in the discretion of the Board, outside directors (as defined under the Code). If administration is delegated to a committee, such committee will have, in connection with the administration of the Incentive Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Incentive Plan, as may be adopted from time to time by the Board. The Board or the committee may delegate to a subcommittee of one or more members of the Board the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act and/or who are either (a) not then employees covered by Section 162(m) of the Code and are not expected to be covered by Section 162(m) of the Code at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to avoid the application of Section 162(m) of the Code. The Board may abolish a committee or subcommittee at any time and revest in the Board the administration of the Incentive Plan. The Board has delegated the administration of the Incentive Plan to the Compensation Committee and, to a limited extent, the Non-Officer Stock Option Administration Committee. See "Proposal 1 -- Election of Directors -- Board Committees and Meetings." As used herein, with respect to the Incentive Plan, the "Board" refers to the Compensation Committee, and where applicable, the Non-Officer Stock Option Administration Committee, as well as to the Board itself.

     The Board has the power to determine from time to time which of the persons eligible under the Incentive Plan will be granted awards, the type of awards to be granted, when and how each award will be granted, to construe and interpret the Incentive Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board may correct any defect in the Incentive Plan or in any award agreement to make the Incentive Plan fully effective.

SHARES SUBJECT TO THE PLAN

     The Common Stock that may be issued pursuant to awards under the Incentive Plan may not exceed in the aggregate 1,075,000 shares of the Company's Common Stock. If any award expires or terminates, in whole or in part, without having been exercised in full, the stock not purchased under such award will revert to and again become available for issuance under the Incentive Plan. The Common Stock subject to the Incentive Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

     Incentive stock options may be granted only to employees. Nonstatutory stock options, restricted stock purchase awards and stock bonuses may be granted only to employees, directors or consultants.

     No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless the exercise price of such option is at least 110% of the fair market value of such Common Stock subject to the option at the date of grant and the option is not exercisable after the expiration of five years from the date of grant, or in the case of a restricted stock purchase award, the purchase price is at least 100% of the fair market value of Common Stock subject to the award at date of grant. No person is eligible to be granted Stock Awards covering more than 400,000 shares of the Company's Common Stock in any calendar year.

TERM AND TERMINATION

     No option is exercisable after the expiration of ten years from the date it was granted.

     In the event an optionee's continuous status as an employee, director or consultant is terminated, the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it at the time of termination) but only before the earlier of (a) the date three months after the termination of the optionee's continuous status as an employee, director or consultant and
(b) the expiration of the term of the option as set forth in the option agreement.

     An optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director, or consultant would result in liability under Section 16(b) of the Exchange Act, then the option will terminate on the earlier of (a) the expiration of the term of the option set forth in the option agreement and (b) the tenth day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director or consultant would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act of 1933, as amended (the "Securities Act") then the option will terminate on the earlier of
(a) the expiration of the term of the option as set forth in the immediately preceding paragraph and (b) the expiration of a period of three months after the termination of the optionee's continuous status as an employee, director or consultant during which the exercise of the option would not be in violation of such registration requirements.

     In the event an optionee's continuous status as an employee, director or consultant terminates as a result of the optionee's death or disability, the optionee (or such optionee's estate, heirs or beneficiaries) may exercise his or her option, but only within the period ending on the earlier of (a) 12 months following such termination (or such longer or shorter period as specified in the option agreement) and (b) the expiration of the term of the option as set forth in the option agreement.

     In the event a stock bonus or restricted stock recipient's continuous status as an employee, director or consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person that have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

EXERCISE/PURCHASE PRICE

     The exercise price of each incentive stock option will not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. The exercise price of each nonstatutory stock option will not be less than 85% of the fair market value on the date of grant. The purchase price of restricted stock will not be less than 85% of the fair market value of the Company's Common Stock on the date such award is made. Stock bonuses may be awarded in consideration for past services actually rendered to the Company or for its benefit. At March 31, 1998, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $9.875 per share.

CONSIDERATION

     The purchase price of stock acquired pursuant to a Stock Award is paid either in cash at the time of exercise or purchase, or (if determined by the Board at the time of grant for an option) by deferred payment or other arrangement or in any other form of legal consideration that may be acceptable to the Board. Additionally, in the case of an option and in the discretion of the Board at the time of the grant of an option, by delivery to the Company of other Common Stock of the Company. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the treatment as interest of amounts that are not stated to be interest.

TRANSFERABILITY

     An incentive stock option is not transferable except by will or by the laws of descent and distribution, and is exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A stock bonus or restricted stock award is not transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. A nonstatutory stock option is transferable only to the extent specifically provided for in the option agreement evidencing the nonstatutory stock option, provided that if the nonstatutory stock option agreement does not provide for transferability, then the option is not transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. An award holder may designate a beneficiary who may exercise his or her award after death.

VESTING

     The total number of shares of stock subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an optionee may exercise an option prior to full vesting, provided that the Company may have a repurchase right with respect to any unvested shares.

     Restricted stock purchase awards and stock bonuses granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board.

ADJUSTMENTS UPON CHANGES IN STOCK

     If any change is made in the Common Stock subject to the Incentive Plan, or subject to any Stock Award, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the Incentive Plan, the maximum annual award applicable under the Incentive Plan and the class(es) and number of shares and price per share of stock subject to outstanding Stock Awards will be appropriately adjusted.

     In the event of a merger, consolidation, liquidation, dissolution or the sale of substantially all of the Company's assets or a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, any surviving corporation will assume any Stock Awards outstanding under the Incentive Plan or will substitute similar awards for those outstanding under the Incentive Plan or such Stock Awards will continue in full force and effect. In the event a surviving corporation refuses to assume such Stock Awards or substitute similar awards, then, with respect to stock awards held by persons then performing services as employees, directors or consultants, the time during which such Stock Awards may be exercised will be accelerated prior to completion of such transaction and such Stock Awards terminated if not exercised prior to such transaction. In addition, with respect to any person who was providing services as an employee, director or consultant immediately prior to such transaction, the time during which Stock Awards may be exercised will be accelerated and any repurchase right of the Company with respect to such Stock Awards will lapse if such person is terminated without cause within 12 months of such transaction. The acceleration of a Stock Award in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

AMENDMENT OF THE INCENTIVE PLAN

     The Board at any time, and from time to time, may amend the Incentive Plan. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after the adoption of the amendment, where the amendment will increase the number of shares reserved for issuance under the Incentive Plan, modify the requirements as to eligibility for participation or in any other way if such modification requires stockholder approval in order for the Incentive Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 of the Exchange Act. The Board may in its sole discretion submit any other amendment to the Incentive Plan for stockholder approval.

TERMINATION OR SUSPENSION OF THE INCENTIVE PLAN

     The Board may suspend or terminate the Incentive Plan at any time. Unless sooner terminated, the Incentive Plan will terminate in March 2007. No Stock Awards may be granted under the Incentive Plan while the Incentive Plan is suspended or after it is terminated.

FEDERAL INCOME TAX INFORMATION

     Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price and (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term, mid-term or short-term depending on how long the optionee has held the stock. Capital gains currently are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be short-term, mid-term or long-term depending on how long the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Restricted Stock Purchase Awards and Stock Bonuses. Restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences:

     Upon acquisition of the stock, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. The Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term, mid-term or short-term depending on how long the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the Incentive Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (a) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

     Compensation attributable to restricted stock will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors;" and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors;" (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

                                   PROPOSAL 3

           APPROVAL OF 1991 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

     In November 1991, the Board of Directors adopted the 1991 Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of 300,000 shares of the Company's Common Stock. The Board of Directors subsequently amended the Purchase Plan to increase the number of shares authorized for issuance thereunder to an aggregate of 350,000 shares. The stockholders of the Company approved the adoption and the amendments to the Purchase Plan in November 1991 and April 1996, respectively. At March 31, 1998, an aggregate of 293,882 shares had been issued under the Purchase Plan and only 56,118 shares remained for the grant of future rights under the Plan. In April 1998, the Board of Directors adopted an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan to 550,000 shares. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Board. During the last fiscal year, shares were purchased by the executive officers and other employees of the Company in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Robert P. Dilworth, 0 shares; Donald F. Wood, 3,403 shares ($4.7813); Gary M. Green, 3,619 shares ($6.9074); William D. Swain, 3,491 shares ($6.7607); Vanessa A. Wittman, 0 shares; all current executive officers as a group, 10,513 shares ($6.1705); and all employees (excluding executive officers) as a group, 92,542 shares ($6.9574).

     Stockholders are requested in this Proposal 3 to approve the Purchase Plan, as amended.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3

     The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

     The purpose of the Purchase Plan is to provide a means by which key employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. Approximately 80% of the Company's approximately 260 employees are eligible to participate in the Purchase Plan.

     The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

     The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company will be eligible to participate in such plan. The Board has the power, which it has not exercised, to delegate administration of such plan to a committee of not less than three Board members. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan.

OFFERINGS

     The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each such offering is of six months' duration.

ELIGIBILITY

     Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan, provided such employee has been in the continuous employ of the Company for at least four months preceding the first day of the offering period.

     Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE PLAN

     Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' base salary compensation during the purchase period.

PURCHASE PRICE

     The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering and (b) 85% of the fair market value of a share of Common Stock on the last day of the purchase period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the purchase period, a participant may reduce or terminate his or her payroll deductions. A participant may not increase or begin such payroll deductions after the beginning of any purchase period, except, if the Board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the purchase period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

PURCHASE OF STOCK

     By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

     While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period.

     Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering.

An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

     Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

     Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, such plan will terminate in November 2001.

     The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan or (b) modify the requirements relating to eligibility for participation in the Purchase Plan.

     Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

     If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.

FEDERAL INCOME TAX INFORMATION

     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchase shares.

     If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the exercise price and (b) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a mid-term or long-term capital gain or loss depending on how long the stock has been held. Such capital gains currently are generally subject to lower tax rates than ordinary income.

     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term, mid-term or long-term depending on how long the stock has been held.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).

                                   PROPOSAL 4

                    APPROVAL OF 1993 NON-EMPLOYEE DIRECTORS'
                         STOCK OPTION PLAN, AS AMENDED

     In February 1993, the Board adopted, and the stockholders subsequently approved, the 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). In January 1995, the Board adopted, and the stockholders subsequently approved, an amendment to the Directors' Plan to increase the number of shares authorized for issuance under the Directors' Plan from 200,000 to 300,000 shares. In June 1996, the Board adopted, and the stockholders subsequently approved, an amendment to the Directors' Plan to provide for non-discretionary grants of nonstatutory stock options to purchase 7,000 shares of Common Stock on January 1 of each year to each non-employee director who has been a non-employee director for at least three months prior to such date.

     As of March 31, 1998, options covering an aggregate of 238,000 shares of the Company's Common Stock had been granted under the Directors' Plan, of which options to purchase 224,000 shares were outstanding, with exercise prices ranging from $6.1875 to $23.37. As of March 31, 1998, a total of 14,000 shares had been exercised under the Directors' Plan and 62,000 shares remained available for future grants under the Directors' Plan. In April 1998, the Board of Directors adopted an amendment to the Directors' Plan to increase the number of shares authorized for issuance under such plan to 375,000 shares. This amendment is intended to allow the Company to continue to attract and retain qualified non-employee directors.

     Stockholders are requested in this Proposal 4 to approve the Directors' Plan, as amended.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4

     The essential features of the Directors' Plan, as amended, are outlined below:

GENERAL

     The Directors' Plan, and the right of non-employee directors to receive options and purchase stock thereunder, is intended to qualify as a formula award plan having "disinterested administration" as promulgated under Rule 16b-3 of the Exchange Act ("Rule 16b-3"). The Directors' Plan provides for non-discretionary grants of nonstatutory stock options. Options granted under the Directors' Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Code. See "Federal Income Tax Information" below for a discussion of the tax treatment of nonstatutory stock options.

PURPOSE

     The purpose of the Directors' Plan is to retain the services of persons now serving as non-employee directors of the Company, to attract and retain the services of persons capable of serving on the Board of

Directors of the Company and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

     The Directors' Plan is administered by the Board of Directors of the Company. The Board of Directors has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

     The Board of Directors is authorized to delegate administration of the Directors' Plan to a committee of not less than two members of the Board. The Board of Directors does not presently contemplate delegating administration of the Directors' Plan to any committee of the Board of Directors.

SHARES SUBJECT TO THE PLAN

     The Common Stock that may be issued pursuant to options granted under the Directors' Plan may not exceed in the aggregate 375,000 shares of Common Stock. If any option expires or terminates, in whole or in part, without having been exercised in full, the stock not purchased under such option will revert to and again become available for issuance under the Directors' Plan. The Common Stock subject to the Directors' Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

     The Directors' Plan provides that options may be granted only to non-employee directors of the Company. A "non-employee director" is defined in the Directors' Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Five of the Company's seven current directors (all except Messrs. Dreisbach and Dilworth) are eligible to participate in the Directors' Plan.

TERMS OF OPTIONS

     Each option under the Directors' Plan is subject to the following terms and conditions:

     Non-Discretionary Grants. Option grants under the Directors' Plan are non-discretionary. On the date that the Board of Directors approved the Directors' Plan, each non-employee director on such date received an option to purchase 7,000 shares of the Company's Common Stock. Each non-employee director joining the Board of Directors after such date receives a similar option upon such person's date of initial election to the Board of Directors. In addition, each non-employee director on January 1 of each year (provided such person has been a non-employee director for at least three months on such date) receives an addition option to purchase 7,000 shares of Common Stock.

     Option Exercise. An option granted under the Directors' Plan becomes exercisable in three equal installments beginning on the first anniversary of the grant of the option. Such vesting is conditioned upon continued service as a director, advisory board member, employee or consultant of the Company.

     Exercise Price; Payment. The exercise price of options granted under the Directors' Plan is equal to 100% of the fair market value of the Common Stock subject to such options on the date of grant. The exercise price of options granted under the Directors' Plan must be paid in cash at the time the option is exercised.

     Transferability; Term. Under the Directors' Plan, an option may not be transferred by the optionee, except by will or the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee or his or her guardian or legal representative. No option granted under the Directors' Plan is exercisable by any person after the expiration of 10 years from the date the option is granted.

     Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as may be determined by the Board.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the plan and the class, number of shares and price per share of stock subject to outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a dissolution or liquidation of the Company or a specified type of merger or other corporate reorganization, to the extent permitted by law, the vesting of any outstanding options under the Directors' Plan shall accelerate and the options terminate if unexercised prior to the occurrence of the event.

DURATION, AMENDMENT AND TERMINATION

     The Board may amend, suspend or terminate the Directors' Plan at any time or from time to time; provided, however, that the Board may not amend the Directors' Plan with respect to the amount, price or timing of grants more often than once every six months other than to comport with changes to the Code or ERISA. No amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) increase the number of shares authorized for options under the plan, (b) modify the requirements as to eligibility for participation in the plan (to the extent such modification requires stockholder approval in order for the plan to comply with the requirements of Rule 16b-3), or (c) modify the plan in any other way if such modification requires stockholder approval in order for the plan to meet the requirements of Rule 16b-3. Unless sooner terminated, the Directors' Plan shall terminate in February 2003.

FEDERAL INCOME TAX INFORMATION

     Options granted under the Directors' Plan are nonstatutory options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee generally will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Because the optionee is a director of the Company, under existing laws the date of taxation (and the date of measurement of taxable ordinary income) may in some instances be deferred unless the optionee files an election under Section 83(b) of the Code. The filing of a Section 83(b) election with respect to the exercise of an option may affect the time of taxation and the amount of income recognized at each such time. At the time the optionee recognizes ordinary income due to the exercise of the option, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, generally will be treated as capital gain or loss, and will qualify for short-, mid- or long-term capital gain or loss treatment depending on how long the shares have been held.

                                   PROPOSAL 5

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since its inception in 1988. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 5

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 1998 by: (a) each current director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table under the caption "Executive Compensation" below (including one former executive officer); (c) all current executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                    OWNERSHIP(1)
                                                        ------------------------------------
                         NAME                           NUMBER OF SHARES    PERCENT OF TOTAL
                         ----                           ----------------    ----------------
Vulcan Ventures Incorporated(2).......................     9,121,745              49.3%
  110-110th Avenue NE, Suite 550
  Bellevue, WA 98004
Lindner Investments(3)................................     1,546,390               8.4%
  7711 Carondelet Avenue
  P.O. Box 16900
  St. Louis, MO 63105
Robert S. Cline(4)....................................        45,999                 *
Ralph Derrickson......................................            --                --
Robert P. Dilworth(4).................................       187,073               1.0%
Timothy A. Dreisbach..................................            --                --
Gary M. Green(4)......................................       160,133                 *
Justin L. Jaschke(4)..................................        23,916                 *
David E. Liddle.......................................            --                --
William D. Savoy(2)...................................     9,121,745              49.3%
William D. Swain(4)...................................        51,530                 *
Vanessa A. Wittman(4).................................        25,750                 *
Donald F. Wood(5).....................................        55,144                 *
Directors and current executive officers as a group (9
  persons)(4)(5)(6)...................................     9,671,290              51.1%

---------------
 *  Less than one percent.

(1) This table is based upon information supplied by directors, officers and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. For purposes of this table, shares held by stockholders include any shares held as tenants in common or joint tenants with spouses. Percentages are based on a total of 18,507,702 shares outstanding on March 31, 1998 adjusted in accordance with the rules promulgated by the SEC.

(2) Based on a Schedule 13D filed with the SEC on October 28, 1993 and most recently amended on January 30, 1998. Includes 25,000 shares held by Paul Allen, the sole stockholder of Vulcan. Mr. Savoy is an affiliate of Vulcan.

(3) Based on a Schedule 13D filed with the SEC on December 26, 1996 and most recently amended on October 12, 1997 and a Schedule 13G Amendment filed on August 28, 1996. Includes 1,546,390 shares of Common Stock issuable upon conversion of 8% Convertible Notes due 2003. Ryback Management Corporation has sole voting and dispositive power over the shares held by Lindner Investments. Ryback Management Corporation disclaims beneficial ownership of the shares in which it has no pecuniary interest.

(4) Includes 45,999, 141,250, 130,250, 23,416, 50,098 and 18,750 shares of
    Common Stock subject to options exercisable within 60 days of the date of this table held by Messrs. Cline, Dilworth, Green, Jaschke and Swain and Ms. Wittman, respectively.

(5) Mr. Wood left the Company in January 1998. Includes 50,000 shares of Common Stock subject to options exercisable within 60 days of the date of this table.

(6) Includes shares held by entities affiliated with certain officers and directors as described in the footnotes above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives an annual retainer of $6,000 and a per meeting fee of $1,000 (plus $250 for each committee meeting attended by committee members). In the fiscal year ended December 31, 1997, the total compensation paid to non-employee directors was $78,500. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board of Directors and Committee meetings in accordance with Company policy. Each non-employee director of the Company also receives stock option grants under the Directors' Plan.

     During the last fiscal year, the Company granted options covering 42,000 shares to each non-employee director of the Company at an exercise price per share of $14.5625. The fair market value of such Common Stock on the date of grant was $14.5625 (based on the closing sale price reported on the Nasdaq National Market for the date of grant). As of March 31, 1998, options to purchase 14,000 shares of Common Stock had been exercised under the Directors' Plan.

     Directors who are employees of the Company do not receive separate compensation for their services as directors.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended December 31, 1997, 1996 and 1995 compensation awarded or paid to, or earned by, the Chief Executive Officer, each of the other current executive officers of the Company and one former executive officer who left the Company in January 1998 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                                        SHARES OF
                                                                          COMMON
                                                                          STOCK
                                                                        UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS (1)    OPTIONS(2)    COMPENSATION(3)
     ---------------------------       ----    --------    ---------   ------------   ---------------
Robert P. Dilworth(4)................  1997    $305,000    $228,750      330,000          $ 6,400
  Chief Executive Officer              1996    $281,960    $305,000      255,000          $12,396
                                       1995    $255,766    $137,500       20,000          $ 7,375
Donald F. Wood(4)....................  1997    $223,748    $141,000      362,000          $ 2,357
  President                            1996    $179,846    $ 98,000       37,000          $ 1,118
                                       1995    $167,313    $ 45,000       12,000          $ 1,989
Gary M. Green........................  1997    $206,774    $ 81,000      121,000          $ 6,472
  Executive Vice President             1996    $193,232    $ 72,000       86,000          $36,157
  and Chief Operating Officer          1995    $182,310    $ 58,200       12,000          $34,053
William D. Swain.....................  1997    $155,695    $ 48,900       95,000          $ 5,050
  Vice President,                      1996    $145,424    $ 61,400       65,000          $ 4,789
  Administration and Secretary         1995    $136,840    $ 22,500       10,000          $ 3,241
Vanessa A. Wittman(4)................  1997    $ 94,058    $ 26,500       75,000          $ 1,258
  Chief Financial Officer

---------------
(1) For fiscal 1997 and 1996, includes amounts earned but deferred at the election of the Named Executive Officer under the Company's Non-Qualified Deferred Compensation Plan. Also for fiscal 1997 and 1996, includes shares of stock issued in connection with the Company's year-end bonuses paid in cash and stock. Each of the Named Executive Officers deferred the amount of the bonus received in stock. In fiscal 1996, Messrs. Dilworth, Wood, Green and Swain, respectively, received $101,668, $32,675, $34,003 and $20,475 in stock, based on a per share value of $12.1875, the fair market value of the Company's Common Stock on the date bonuses were paid (based on the average of the previous day's high and low sales price reported in the Nasdaq National Market). In fiscal 1997, Messrs. Dilworth, Wood, Green and Swain and Ms. Wittman, respectively, received $76,258, $47,003, $27,003, $16,301 and $8,835 in stock, based on a per share value of $11.3125, the fair market value of the Company's Common Stock on the date bonuses were paid (based on the average of the previous day's high and low sales price reported in the Nasdaq National Market).

(2) Includes repriced options. In January 1996, the Board approved the replacement of each outstanding stock option with a per share exercise price of $14.00 or greater, upon the timely request of the optionee, with a nonstatutory stock option having an exercise price of $13.125 per share and certain extended vesting terms. Amounts for fiscal 1996 include 205,000, 12,000, 61,000 and 45,000 shares subject to repriced options for Messrs. Dilworth, Wood, Green and Swain, respectively. In September 1997, the Board approved the replacement of each outstanding option held by an executive officer with a per share exercise price of $11.00 per share or greater, upon the timely request of the optionee, with a nonstatutory stock option having an exercise price of $6.75 per share and certain delayed exercise provisions. Amounts for fiscal 1997 include 225,000, 162,000, 86,000, and 65,000 shares subject to repriced options for Messrs. Dilworth, Wood, Green and Swain, respectively. See "Option Repricing Information."

(3) Includes the Company's matching payment of $1,000 for each executive officer under its 401(k) plan. For fiscal 1995, includes payments for term life insurance in the amounts of $3,456, $989, $3,053 and

    $2,241 for Messrs. Dilworth, Wood, Green and Swain, respectively, loan principal forgiveness in the amount of $30,000 for Mr. Green and an automobile allowance of $5,996 for Mr. Dilworth. For fiscal 1996, includes payments for term life insurance in the amounts of $5,400, $1,117, $5,157 and $3,789 for Messrs. Dilworth, Wood, Green and Swain, respectively, loan principal forgiveness in the amount of $30,000 for Mr. Green and an automobile allowance of $5,996 for Mr. Dilworth. For fiscal 1997, includes payments for term life insurance in the amounts of $5,400, $1,357, $5,472, $4,050 and $258 for Messrs. Dilworth, Wood, Green and Swain and Ms. Wittman, respectively.

(4) Timothy A. Dreisbach became President and Chief Executive Officer in May 1998. Mr. Wood left the Company in January 1998. Ms. Wittman joined the Company in May 1997.

COMPENSATION PURSUANT TO PLANS

     The following tables show for the fiscal year ended December 31, 1997, certain information regarding options granted to, exercised by and held at year-end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        PERCENT OF
                         NUMBER OF        TOTAL                                  POTENTIAL REALIZABLE VALUE AT
                         SHARES OF       OPTIONS                                    ASSUMED ANNUAL RATES OF
                       COMMON STOCK     GRANTED TO                                STOCK PRICE APPRECIATION FOR
                        UNDERLYING      EMPLOYEES     EXERCISE                           OPTION TERM(1)
                          OPTIONS       IN FISCAL     PRICE PER    EXPIRATION    ------------------------------
        NAME           GRANTED(2)(3)     YEAR(4)      SHARE(3)        DATE            5%              10%
        ----           -------------    ----------    ---------    ----------    ------------    --------------
Mr. Dilworth.........      75,000          2.3%        6.3125       04/30/07       $297,742        $  754,537
                           50,000          1.6%        6.7500       04/23/06       $186,037        $  458,307
                           20,000          0.6%        6.7500       05/15/05       $ 64,456        $  154,384
                           25,000          0.8%        6.7500       05/09/04       $ 68,698        $  160,096
                          160,000          5.0%        6.7500       10/17/03       $367,303        $  833,286
Mr. Wood.............     200,000          6.8%        6.3125       04/30/07       $793,979        $2,012,100
                           25,000          0.8%        6.7500       04/23/06       $ 93,037        $  229,154
                           12,000          0.3%        6.7500       05/15/05       $ 38,674        $   92,631
                          125,000          8.9%        6.7500       11/08/04       $343,491        $  800,480
Mr. Green............      35,000          1.1%        6.3125       04/30/07       $138,496        $  352,117
                           25,000          0.8%        6.7500       04/23/06       $ 93,037        $  229,154
                           12,000          0.3%        6.7500       05/15/05       $ 38,674        $   92,631
                           14,000          0.4%        6.7500       05/09/04       $ 38,471        $   89,654
                           35,000          1.1%        6.7500       10/17/03       $ 80,348        $  182,281
Mr. Swain............      30,000          0.9%        6.3125       04/30/07       $119,097        $  301,815
                           20,000          0.6%        6.7500       04/23/06       $ 74,429        $  183,323
                           10,000          0.3%        6.7500       05/15/05       $ 32,228        $   77,192
                           10,000          0.3%        6.7500       05/09/04       $ 27,479        $   64,038
                           25,000          0.8%        6.7500       10/17/03       $ 57,391        $  130,201
Ms. Wittman..........      75,000          2.3%        6.3750       05/04/07       $300,690        $  762,008

---------------
(1) For new grants, the potential realizable value is calculated based on the term of the option at its time of grant (ten years). For repriced options it is based on the length of the original term remaining at the time of repricing. See "Option Repricing Information." Potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(2) In September 1997, the Board approved the replacement of each outstanding stock option held by an executive officer with a per-share exercise price of $11.00 or greater, upon the timely request of the optionee, with a nonstatutory stock option having an exercise price of $6.75 per share and certain delayed exercise terms. All options listed above with an exercise price of $6.75 per share are "repriced" options. See "Option Repricing Information."

(3) Options granted under the Company's employee stock option plans typically vest 25% after one year and approximately two percent per month thereafter, such that the options are fully vested in four years.

(4) Based on options covering a total of 3,201,650 shares of Common Stock granted to employees and options covering 1,991,650 shares of Common Stock issued to employees in option repricings in fiscal 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SHARES OF
                                                                COMMON STOCK UNDERLYING        VALUE OF UNEXERCISED
                          NUMBER OF                             UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                       SHARES OF COMMON                           FISCAL YEAR-END(1)           FISCAL YEAR-END(1)(2)
                        STOCK ACQUIRED                        ---------------------------   ---------------------------
        NAME             ON EXERCISE      VALUE REALIZED(3)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           ----------------   -----------------   -----------   -------------   -----------   -------------
Mr. Dilworth.........           --                  --          122,500        330,000       $486,412      $  877,612
Mr. Wood.............           --                  --               --        362,000             --      $1,014,220
Mr. Green............       25,000             $71,875          121,500        121,000       $679,165      $  325,072
Mr. Swain............           --                  --           10,000         95,000       $ 31,225      $  415,706
Ms. Wittman..........           --                  --               --         75,000             --      $  220,125

---------------
(1) Includes repriced options. See "Option Repricing Information."

(2) Value is based on the fair market value of the Company's Common Stock at December 31, 1997 of $9.31 (based on the average sale price reported on the Nasdaq National Market on such date) minus the exercise price of the option.

(3) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise (the closing sale price reported on the Nasdaq National Market on such date) minus the exercise price, and does not necessarily indicate that the optionee sold such stock.

CHANGE IN CONTROL ARRANGEMENTS

    KEY EMPLOYEE SEVERANCE PLAN

     In October 1997, in light of the transactions then being negotiated with Vulcan, the Compensation Committee of the Board adopted the Company's Key Employee Severance Plan (the "Severance Plan"). An employee is eligible to participate in the Severance Plan if (a) such employee is notified in writing that he or she is eligible to participate in the Severance Plan and (b) such employee's employment with the Company is terminated due to an involuntary termination or a constructive termination (generally, a voluntary termination following an adverse change in the employee's position, circumstances or compensation) within 12 months following a Designated Event (other than for cause). Such 12-month period may be extended to 18 months for executive officers who are so notified in writing. Approximately 32 key employees of the Company, including the Named Executive Officers, have been notified of their eligibility to participate in the Severance Plan. "Designated Event" means any transaction or series of transactions having a significant effect on the ability of any person or group to direct or cause the direction of the Company's management and policies that is specifically declared by the Board to be a Designated Event. The Board has determined the sale of Common Stock to Vulcan in January 1998.

     The benefits provided by the Severance Plan are, subject to certain limitations: (a) continuation of salary for 12 months following termination of employment; (b) payment of any bonus to which the employee would have been entitled under the Company's incentive bonus plan for the 12 months following termination of employment, assuming such employee's full employment with the Company during such 12-month period and the achievement of certain incentive targets by the Company and the employee;
(c) continuation of health, life and other insurance benefits for the employee (and any dependents covered as of the date of termination) for 12 months following the termination of employment (or five years, if the employee is age 55 or older upon termination of employment, subject to earlier termination if the employee and his or her dependents become covered by another group insurance plan providing similar benefits; and (d) amendment of all stock options held by such employee upon termination of employment so that (i) such options become vested for an additional 12 months on the date of termination and (ii) the employee may exercise such options for 12 months following termination of employment. To receive the benefits provided by the Severance Plan, an eligible employee must execute a release of claims in favor of the Company, and such release must become effective in accordance with its terms.

    KEY EMPLOYEE RETENTION INCENTIVE PLAN

     In October 1997, the Compensation Committee of the Board also adopted the Company's Key Employee Retention Incentive Plan (the "Retention Plan"). Approximately 32 employees of the Company, including the Named Executive Officers, have been notified of their eligibility to participate in the Retention Plan.

     The Retention Plan provides the following benefits: (a) if an eligible employee is employed by the Company on the date that is six months after the Designated Event (as defined above), such employee will receive a lump sum payment equal to 50% of the Bonus Amount (as defined below); and (b) if the employee is also employed by the Company on the date that is 12 months after the Designated Event, such employee will receive a lump sum payment for the remaining 50% of the Bonus Amount.

     For purposes of the Retention Plan, Bonus Amount means the bonus to which an eligible employee would be entitled under the Company's incentive bonus plan if (a) the Company's incentive bonus plan for the 12 months following a Designated Event were the same as during the full year most recently completed prior to the Designated Event; (b) the eligible employee were to remain continuously employed by the Company for 12 months following the Designated Event and to the bonus payment date in the same capacity in which such employee was employed on the date of the Designated Event; and (c) the employee and the Company were to achieve 100% of any objectives affecting individual bonus amounts under such incentive bonus plan.

    ACCELERATION OF VESTING UNDER STOCK OPTION PLANS

     The Company currently maintains three stock option plans for the benefit of employees and consultants of the Company: the 1988 Stock Option Plan; the 1997 Equity Incentive Plan; and the 1997 Non-Officer Equity Incentive Plan. Options to purchase approximately 2,852,140, 350,000 and 479,050 shares of Common Stock, respectively, were outstanding under such plans as of March 31, 1998. The Equity Incentive Plan and the 1997 Non-Officer Equity Incentive Plan provide that, in the event an optionee is terminated other than for cause within 12 months after a Change in Control (as defined in such plans), the options held by such optionee under such plans will become fully vested. In addition, repriced options issued by the Company in 1997 under the 1988 Stock Option Plan provide the same acceleration of vesting benefits.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company applies a consistent philosophy to compensation for all employees, including senior management. It is based on the premise that achievements of the Company result from the coordinated efforts of all individuals working toward common objectives focused on meeting customer and stockholder expectations.

     The goals of the Company's compensation program are to align compensation with business objectives and performance while enabling the Company to attract, retain and reward employees who contribute to the long-term success of the Company. In all cases, attention is given to fairness in the administration of compensation and to assuring that all employees understand the related performance evaluation and administrative process.

     The Company's compensation program for executive officers is based on the principles described above and it is administered by the Compensation Committee. For fiscal 1997, the Compensation Committee was composed of Mr. Robert S. Cline, who is Chairman of the Committee, and Mr. Cornelius C. Bond, Jr., both non-employee directors of the Company. In January 1998, Mr. Bond ceased to be a member of such committee. In April 1998, David Liddle, a non-employee director, joined the Compensation Committee. There were no interlocking or other type of relationships affecting the independence of the committee members during fiscal 1997.

     The Company's executive compensation is intended to be consistent with leading companies in the electronics and communications industries while being contingent upon the Company's achievement of near-and long-term objectives and goals. For fiscal 1997, the principal measures the Compensation Committee looked to in evaluating the Company's progress towards these objectives and goals were
(1) efforts to attract Ricochet subscribers to target numbers, and (2) to raise sufficient capital to sustain and continue operations. Other management objectives considered by the Compensation Committee included expanding the installation of Ricochet networks in current markets, and continuing the development of the next generation network. The Company's executive compensation is based on four components, each of which is intended to serve the overall compensation philosophy.

    BASE SALARY

     Base salary is targeted toward the middle of the range established by comparable companies in the electronics and communications industries. Base salaries are reviewed annually to ensure that the Company's salaries are competitive within the target range. For the purpose of establishing these levels for fiscal 1997, the Company relied in part on American Electronics Association salary surveys, on a survey conducted by a nationally recognized compensation consultant of U.S.-based high technology companies and on data obtained from executive search firms that place executives with Silicon Valley companies. As a review of data for comparable companies is performed primarily to establish target ranges for competitive compensation, the Company does not consider the performance of the comparable companies. The comparison groups in these surveys and data sources include a broader range of companies than the sample represented in the Standard & Poor's 500 Communications Equipment Index contained in the Performance Measurement Comparison because the Company competes for talented executives with a broad range of companies in industries outside of the communications equipment industry. The Company has been increasing executive salaries gradually from a level that was significantly below the targeted range. Recognizing the competitive environment in the Company's industry and in the Silicon Valley area generally, the increases approved by the Compensation Committee in 1997 were intended to keep salaries in the mid-range of targeted companies in order to retain valuable employees.

    MERIT INCREASE

     Merit increases are designed to encourage management to perform at consistently high levels. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on the Compensation Committee's agreement that the individual's overall contribution to the Company merits recognition. The salary adjustments reflected in the Summary Compensation Table were also affected, in the case of executive officers other than the Chief Executive Officer, by the evaluation of individual contributions to the Company as provided to the Compensation Committee by the Chief Executive Officer.

    BONUSES

     Bonuses for executives are intended to be used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional Company performance. Generally, the higher the employee's level of job responsibility, the larger the portion of the individual's compensation package that may be represented by a bonus. Whether a bonus will be given, and the amount of any such bonus, is determined on a yearly basis. Bonus awards must be approved by the Chief Executive

Officer and the Compensation Committee in the case of executives other than the Chief Executive Officer and by the Compensation Committee alone in the case of the Chief Executive Officer.

     In determining the bonus element of compensation, the Compensation Committee places particular emphasis on the Company's performance against the management objectives and goals described above. The Compensation Committee evaluated the Company's performance against these objectives as follows: In fiscal 1997, the Company made substantial progress in attracting new subscribers, ending the year with almost 19,000 subscribers, and in raising capital, obtaining Vulcan's commitment to a private placement of $55.8 million (before deducting expenses). The Company also made substantial progress in building out its current markets, increasing population under coverage to 10 million in its three major markets. By the end of fiscal 1997, development of the next generation high-speed network was well under way. In light of the Company's success in achieving important objectives in fiscal 1997, the Compensation Committee decided to award bonuses to executives at 75% of their target levels.

     In addition to the bonuses described above, certain employees engaged in sales and marketing receive commissions based on the results of their efforts.

    STOCK OPTIONS

     The Compensation Committee believes that stock ownership by management is beneficial in aligning management and stockholders interests with respect to enhancing stockholder value. Stock options are also used to retain executives and motivate them to improve long-term stock market performance. Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, stock option grants vest 25% after the first year and thereafter monthly in 36 equal amounts over three years.

     The Compensation Committee determines the number of options to be granted based upon the competitive marketplace, with a particular focus on determining what level of equity incentive is necessary to retain a particular individual. Outstanding historical performance by an individual is additionally recognized through larger than normal option grants.

    CHIEF EXECUTIVE OFFICER

     The Compensation Committee uses the same philosophy described above with respect to other executive officers in setting the compensation for the Chief Executive Officer, Mr. Dilworth. Recognizing that Mr. Dilworth's base salary in 1995 was at a level below the average salary of comparable executives at the companies covered by the surveys and other data described above, the Compensation Committee approved the surveys and other data described above, the Compensation Committee approved an increase in salary for Mr. Dilworth to $305,000 in fiscal 1996. Mr. Dilworth's salary remained at $305,000 in fiscal 1997. Based upon the same factors considered with respect to the awarding of bonuses to executives in the Company generally, the Compensation Committee awarded Mr. Dilworth a bonus of $228,750. Mr. Dilworth was also granted options to purchase an aggregate of 75,000 shares of Common Stock in fiscal 1997, based upon the Compensation Committee's view of the equity incentive level required to retain his services in a competitive market, as well as the Compensation Committee's desire to maintain a clear alignment of management and stockholder interests.

    SECTION 162(M)

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1988 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant will be treated as "performance-based compensation." As a result, the Company's stockholders were asked to approve, and did approve in May 1995, an amendment to such plan that allows any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to be deductible by the Company.

                                          Compensation Committee

                                          Robert S. Cline, Chairman
                                          David E. Liddle

OPTION REPRICING INFORMATION

     The following table shows certain information concerning the repricing of options received by the Named Executive Officers during the last ten years.

                           TEN YEAR OPTION REPRICINGS

                                                                                                           LENGTH OF ORIGINAL
                                   NUMBER OF SHARES      MARKET PRICE                                         OPTION TERM
                                   OF COMMON STOCK         OF COMMON       EXERCISE PRICE                     REMAINING AT
                                  UNDERLYING OPTIONS       STOCK AT          AT TIME OF     NEW EXERCISE          DATE
        NAME             DATE          REPRICED        TIME OF REPRICING     REPRICING         PRICE          OF REPRICING
        ----           --------   ------------------   -----------------   --------------   ------------   ------------------
Mr. Dilworth.........  09/27/97         50,000              $ 6.750           $13.500         $ 6.750             8.6
                                       205,000              $ 6.750           $13.125         $ 6.750             8.3
                       02/01/96        160,000              $13.125           $19.750         $13.125             7.7
                                        25,000              $13.125           $19.625         $13.125             8.3
                                        20,000              $13.125           $17.000         $13.125             9.3
Mr. Wood.............  09/27/97        125,000              $ 6.750           $11.875         $ 6.750             7.1
                                        25,000              $ 6.750           $13.500         $ 6.750             8.6
                                        12,000              $ 6.750           $13.125         $ 6.750             8.3
                       02/01/96         12,000              $13.125           $17.000         $13.125             9.3
Mr. Green............  09/27/97         25,000              $ 6.750           $13.500         $ 6.750             8.6
                                        61,000              $ 6.750           $13.125         $ 6.750             8.3
                       02/01/96         35,000              $13.125           $19.750         $13.125             7.7
                                        15,000              $13.125           $19.625         $13.125             8.3
Mr. Swain............  09/27/97         20,000              $ 6.750           $13.500         $ 6.750             8.6
                                        45,000              $ 6.750           $13.125         $ 6.750             8.3
                       02/01/96         25,000              $13.125           $19.750         $13.125             7.7
                                        10,000              $13.125           $19.625         $13.125             8.3
                                        10,000              $13.125           $17.000         $13.125             9.3

COMPENSATION COMMITTEE REPORT ON OPTION REPRICINGS

     In January 1996, after a steady decline in the market price of the Common Stock, the Board implemented a Company-wide repricing program pursuant to which all employees (including executive officers) and consultants were offered the opportunity to have those of their stock options with exercise prices greater than $14.00, which was above the then-market value of the Common Stock, replaced with non-qualified stock options with an exercise price of $13.125, the fair market value of the Common Stock on the effective date of the repricing, and certain delayed vesting terms. The Board took this action because it determined that the purpose of the Company's stock option program of providing an equity incentive for optionees to remain in the employ of or service to the Company and work diligently in its best interests would not be achieved for optionees holding options exercisable above the market price, particularly in light of the intense competition in the Company's industry for talented employees, and that retaining the services of such employees was absolutely critical in fostering the best interest of the Company and the stockholders.

     In August 1997, the market price of the Common Stock continued to decline, reaching a five-year low of $4.375 per share. In mid-August 1997, the Board determined that a second option repricing was necessary in order to retain and continue to provide the proper incentives to its non-officer employees. In such repricing, all non-officer employees and consultants were offered the opportunity to have those of their stock options with exercise prices greater than $7.00 per share, which was above the then-market value of the Common Stock, replaced with non-qualified stock options with an exercise price of $4.53 per share, the fair market value of the Common Stock on the effective date of the repricing, and certain delayed exercise provisions. In late September 1997, the Board determined that it was imperative to effect a similar option repricing for its executive officers in order to retain and continue to provide the proper incentives to them. In such repricing, all executive officers were offered the opportunity to have those of their stock options with exercise prices greater than $11.00 per share, which was above the then-market value of the Common Stock, replaced with non-qualified stock options with an exercise price of $6.75 per share, the fair market value of the Common Stock on the effective date of the repricing, and certain delayed exercise provisions.

                       PERFORMANCE MEASUREMENT COMPARISON

     The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1992 for (a) the Company's Common Stock, (b) the Standards & Poor's 500 Communications-Equipment/ Manufacturers Index ("S&P") and
(c) the Nasdaq-United States Index ("NASDAQ"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

        Measurement Period
      (Fiscal Year Covered)             Metricom             NASDAQ                S&P
Dec-92                                     100                 100                 100
Dec-93                                     369                 115                  96
Dec-94                                     231                 112                 110
Dec-95                                     210                 159                 164
Dec-96                                     231                 195                 192
Dec-97                                     148                 240                 251

                              CERTAIN TRANSACTIONS

SALE OF COMMON STOCK TO VULCAN VENTURES INCORPORATED

     In January 1998, the Company sold 4,650,000 newly-issued shares of Common Stock to Vulcan Ventures Incorporated, a stockholder of the Company, for $12.00 per share in cash. In connection with such transaction, the Company granted certain contractual rights to Vulcan including the right to nominate up to four members of the Board of Directors. As of March 31, 1998, Vulcan owned approximately 49.3% of the outstanding Common Stock. Messrs. Savoy, Liddle and Derrickson directors of the Company, are affiliated with Vulcan.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's By-laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its By-laws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to these provisions, the Company has entered into indemnification agreements with each of its directors and officers and has obtained director and officer liability insurance.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          WILLIAM D. SWAIN
                                          Secretary

May 22, 1998

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, AS AMENDED, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, METRICOM, INC., 980 UNIVERSITY AVENUE, LOS GATOS, CALIFORNIA 95030-2375.

                                 METRICOM, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 26, 1998


        The undersigned hereby appoints Timothy A. Dreisbach and Vanessa A. Wittman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Metricom, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 980 University Avenue, Los Gatos, California on Friday, June 26, 1998 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect three directors to hold office until the 2001 Annual Meeting of Stockholders.

[ ]  FOR all nominees listed below            [ ]  WITHHOLD AUTHORITY
     (except as marked to the contrary             to vote for all nominees
     below).                                       listed below.

NOMINEES:  Robert P. Dilworth, Timothy A. Dreisbach and Ralph Derrickson.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3, 4 AND 5.

PROPOSAL 2: To approve the Company's 1997 Equity Incentive Plan, as amended to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 400,000 shares.

           [ ]    FOR      [ ]     AGAINST      [ ]      ABSTAIN

PROPOSAL 3: To approve the Company's 1991 Employee Stock Purchase
            Plan, as amended to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

           [ ]    FOR      [ ]     AGAINST      [ ]      ABSTAIN

PROPOSAL 4: To approve the Company's 1993 Non-Employee Directors'
            Stock Option Plan, as amended to increase the aggregate number of shares of Common Stock issuable under such plan by 75,000 shares.

           [ ]    FOR      [ ]     AGAINST      [ ]      ABSTAIN

PROPOSAL 5: To ratify selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending
            December 31, 1998.

           [ ]    FOR      [ ]     AGAINST      [ ]      ABSTAIN

DATED _________________                 ________________________________________

                                        ________________________________________
                                                      SIGNATURE(S)

                                        Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.